        POTLATCH REPORTS THIRD QUARTER RESULTS

        Spokane — Potlatch Corporation (NYSE:PCH) today reported higher third quarter earnings from continuing operations, compared with the prior year’s third quarter, due to improved results from the company’s Wood Products, Resource and Pulp and Paperboard operating segments. The Consumer Products segment posted a loss for the quarter, compared to modest earnings in the third quarter of 2003.

        Overall results for the third quarter of 2004 included a pre-tax gain of approximately $269.5 million, resulting from the September sale of the company’s three oriented strand board facilities and related assets in Bemidji, Cook and Grand Rapids, Minnesota, to Ainsworth Lumber Co. Ltd. The gain on sale, as well as the operating results of the oriented strand board facilities for the quarter and nine months ended September 30, 2004, are classified as discontinued operations in the Statements of Operations. Prior year results are also reclassified for comparability.

        For the third quarter of 2004, the company reported earnings from continuing operations of $24.2 million, or $.81 per diluted common share, compared to a loss from continuing operations of $1.2 million or $.04 per diluted common share for the same period in 2003. Including discontinued operations, the company earned $209.8 million or $7.05 per diluted common share for the third quarter of 2004, compared to net earnings of $22.2 million or $.77 per diluted common share for the third quarter of 2003. Net sales from continuing operations for the third quarter of 2004 were $370.1 million, compared to $307.2 million recorded in the third quarter of 2003.

        Earnings from continuing operations for the first nine months of 2004 totaled $25.0 million or $.85 per diluted common share. The loss from continuing operations for the first nine months of 2003 was $6.4 million, or $.22 per diluted common share. Including discontinued operations, net earnings for the first nine months of 2004 totaled $281.2 million or $9.51 per diluted common share, compared to net earnings of $19.2 million or $.67 per diluted common share for the first nine months of 2003. Net sales from continuing operations for the first nine months of 2004 were $1,029.9 million, compared with $895.4 million for 2003’s first nine months.

        The Resource segment reported operating income of $30.2 million for the third quarter of 2004, a $16.6 million increase over the $13.6 million earned in the third quarter of 2003. A major contributor to the favorable comparison to the prior year quarter was increased land sales revenue, which totaled $12.0 million in the third quarter of 2004, versus $3.1 million in the third quarter of 2003. Land sales revenues include amounts received from the sale of conservation easements on portions of the company’s Idaho timberlands, totaling $4.1 million for the third quarter of 2004 and $0.5 million for the third quarter of 2003. Higher sales prices for logs in Idaho also contributed significantly to the positive results.

        Operating income for the Wood Products segment was $26.4 million for the third quarter of 2004, substantially higher than the $5.6 million earned in the third quarter of 2003. Third quarter 2003 operating income is adjusted to reflect the classification of oriented strand board operating results as discontinued operations. “Favorable market conditions for wood products continued during the third quarter of 2004,” stated L. Pendleton Siegel, Potlatch chairman and chief executive officer. “Selling prices for lumber, plywood and particleboard were all higher compared to the third quarter of 2003, although slightly below levels seen in 2004’s second quarter,” Siegel added. He noted that while prices remain at favorable levels, an expected seasonal decline began in September. The higher selling prices compared to last year’s third quarter more than offset decreased shipments of plywood and particleboard.

        The Pulp and Paperboard segment reported operating income for 2004’s third quarter of $12.2 million versus a loss of $3.3 million for the third quarter of 2003. Siegel noted “Higher paperboard production at both of the segment’s facilities resulted in lower per unit costs that when combined with increased shipments were responsible for the favorable comparison to the third quarter of 2003. Paperboard prices have improved from the beginning of 2004 to the point where they are slightly better than 2003 levels,” Siegel added. Operating income for the third quarter of 2004 includes $3.0 million that was received from the bankruptcy liquidation of Beloit Corporation. The entire amount was recorded in income due to the write-off in 2001 of the entire claim.

        The Consumer Products segment incurred an operating loss of $5.0 million, compared to operating income of $0.1 million recorded in the third quarter of 2003. “Markets for consumer tissue products continue to be very competitive,” Siegel remarked. “Improvements in net selling prices over the third quarter of 2003 were more than offset by increased production costs,” he said. Siegel added that this year’s addition of a new ultra towel product to the segment’s product mix enhanced the favorable price comparison to the prior year’s third quarter. The ultra towel is manufactured at the company’s new Las Vegas, Nevada, facility.

In addition to the $269.5 million pre-tax gain realized on their sale, the oriented strand board facilities generated pre-tax income of $37.3 million for the portion of the third quarter during which they operated under Potlatch’s ownership.

Potlatch is a diversified forest products company with timberlands in Arkansas, Idaho and Minnesota.

This news release contains, in addition to historical information, certain forward-looking statements. These forward-looking statements are based on management’s best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. The company’s actual results could differ materially from those expressed or implied by forward-looking statements. The company disclaims any intent or obligation to update these forward-looking statements.

Potlatch Corporation and Consolidated Subsidiaries
Statements of Operations and Comprehensive Income
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

Net sales	$370,100	$307,174	$1,029,874	$895,427

Costs and expenses:
Depreciation, amortization
and cost of fee timber harvested	22,465	21,822	66,796	65,921
Materials, labor and other
operating expenses	275,564	258,748	821,738	763,571
Selling, general and
administrative expenses	20,668	19,264	63,654	54,587
Restructuring charges	—	—	1,193	227

	318,697	299,834	953,381	884,306

Earnings from operations	51,403	7,340	76,493	11,121

Interest expense	(12,484)	(12,234)	(36,822)	(37,124)
Interest income	1,078	515	1,697	13,155

Earnings (loss) before taxes	39,997	(4,379)	41,368	(12,848)
Provision (benefit) for taxes	15,798	(3,165)	16,340	(6,468)

Earnings (loss) from continuing operations	24,199	(1,214)	25,028	(6,380)

Discontinued operations:
Earnings from discontinued operations
(including gain (loss) on disposal
of $269,544, $-, $269,544 and $(45))	306,857	38,312	423,480	42,000
Income tax provision	121,209	14,942	167,275	16,380

Net earnings	209,847	22,156	281,233	19,240

Other comprehensive loss, net of tax:
Cash flow hedges:
Net derivative losses, net of income tax
benefit of $-, $220, $44 and $220	—	(427)	(68)	(427)

Comprehensive income	$209,847	$21,729	$281,165	$18,813

Earnings (loss) per common
share from continuing operations:
Basic	$.82	$(.04)	$.85	$(.22)
Diluted	.81	(.04)	.85	(.22)
Earnings per common share
from discontinued operations:
Basic	6.26	.81	8.70	.89
Diluted	6.24	.81	8.66	.89
Net earnings per common share:
Basic	7.08	.77	9.55	.67
Diluted	7.05	.77	9.51	.67
Average shares outstanding
(in thousands):
Basic	29,638	28,734	29,460	28,677
Diluted	29,769	28,760	29,570	28,677

Certain 2003 amounts have been reclassified to conform to the 2004 presentation.

Potlatch Corporation and Consolidated Subsidiaries
Condensed Balance Sheets
Unaudited (Dollars in thousands - except per-share amounts)

	September 30, 2004	December 31, 2003

Assets
Current assets:
Cash and short-term investments	$749,030	$47,281
Receivables, net	106,070	91,050
Inventories	136,135	140,351
Prepaid expenses	18,840	18,315
Assets held for sale	—	176,596

Total current assets	1,010,075	473,593
Land other than timberlands	8,344	7,850
Plant and equipment, at cost less
accumulated depreciation	574,562	600,964
Timber, timberlands and related
logging facilities	401,843	396,482
Other assets	119,644	118,488

	$2,114,468	$1,597,377

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments on long-term debt	$11,407	$507
Accounts payable and accrued liabilities	303,159	158,185
Liabilities related to assets held for sale	—	11,125

Total current liabilities	314,566	169,817
Long-term debt	606,901	618,278
Other long-term obligations	273,963	266,514
Deferred taxes	150,365	71,917
Stockholders’ equity	768,673	470,851

	$2,114,468	$1,597,377

Stockholders’ equity per common share	$25.86	$16.33
Working capital	$695,509	$303,776
Current ratio	3.2:1	2.8:1

Certain 2003 amounts have been reclassified to conform to the 2004 presentation.

Highlights
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

Net sales	$370,100	$307,174	$1,029,874	$895,427
Earnings (loss) from
continuing operations	24,199	(1,214)	25,028	(6,380)
Net earnings	209,847	22,156	281,233	19,240
Earnings (loss) per common
share from continuing operations:
Basic	$.82	$(.04)	$.85	$(.22)
Diluted	.81	(.04)	.85	(.22)
Earnings per common share
from discontinued operations:
Basic	6.26	.81	8.70	.89
Diluted	6.24	.81	8.66	.89
Net earnings per common share:
Basic	7.08	.77	9.55	.67
Diluted	7.05	.77	9.51	.67
Dividends per common share
(annual rate)	.60	.60	.60	.60

Segment Information
(Dollars in thousands)

	Quarter Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

Net sales
Resource	$93,039	$73,616	$199,613	$180,416
Wood products	124,852	99,590	352,325	278,925
Pulp and paperboard	142,203	119,348	401,137	366,091
Consumer products	82,354	78,974	239,467	224,452

	442,448	371,528	1,192,542	1,049,884
Intersegment sales	(72,348)	(64,354)	(162,668)	(154,457)

Total net sales	$370,100	$307,174	$1,029,874	$895,427

Operating income (loss)
Resource	$30,206	$13,578	$49,015	$48,233
Wood products	26,352	5,621	61,975	(724)
Pulp and paperboard	12,212	(3,308)	10,323	(13,800)
Consumer products	(4,977)	108	(10,032)	1,936
Eliminations	(2,299)	90	(195)	(1,240)

	61,494	16,089	111,086	34,405
Corporate	(21,497)	(20,468)	(69,718)	(47,253)

Earnings (loss) from continuing
operations before taxes	$39,997	$(4,379)	$41,368	$(12,848)